Exhibit 10.14

PANOLAM HOLDINGS CO.

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into by and among Panolam Holdings Co., a Delaware corporation (the “Company”), the Persons who have committed, subject to certain terms and conditions, to purchase Common Shares (as defined below) on the Effective Date, whose names appear on the signature pages of this Agreement under the caption “Holders”, or who have executed, or who may in the future execute, an Adoption Agreement in the form of Exhibit “A” attached hereto (collectively, the “Holders”) and, if applicable, the respective spouses of the Holders.

1.         Introduction.

1.1       The Company and the Holders believe that it is in their respective best interests to restrict transfers of Shares. The Holders further believe it is in their respective best interests (i) that for as long as certain Holders hold a minimum amount of the Shares such Holders shall be entitled to appoint members to the Board of Directors of the Company as set forth herein, and (ii) to set forth certain additional agreements relating to corporate governance matters with respect to the Company.

1.2       Accordingly, in consideration of the mutual promises contained herein, and subject to the terms and conditions herein set forth, the parties hereto have entered into this Agreement.

2.         Certain Definitions. As used in this Agreement:

2.1       The term “Acquisition Proposal” shall mean a bona fide written proposal to a Holder for the acquisition of Shares by the Person making such proposal.

2.2       The term “Affiliate” as used herein, shall mean, with respect to any Person, (i) any Person controlling, controlled by, or under common control with such Person, and (ii) any stockholder, partner, director or officer (and their respective Associates) of such Person.

2.3       The term “Approved Sale” shall mean (i) any Control Disposition approved by the Required Two-Thirds Percentage in which the transferee is an Independent Third Party or a Group of Independent Third Parties or (ii) any transaction or a series of related transactions, approved by the Required Two-Thirds Percentage, involving transfer to an Independent Third Party or Group of Independent Third Parties of all or substantially all of the Company’s assets determined on a consolidated basis, and pursuant to which, in either case, all Holders receive with respect to their Shares (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per share of each class of Shares or, if any Holders are given an option as to the form and amount of consideration to be received, all Holders are given the same option.

2.4       The term “Associate” shall mean with respect to any individual Holder, (i) any Other Permitted Transferee of such individual Holder, (ii) any Estate Planning Entity of such individual Holder and (iii) the legal representative or guardian of such individual Holder or of any Other Permitted Transferee of such individual Holder appointed during his or her lifetime and not as a result of death.

2.5       The term “Board” shall mean the Board of Directors of the Company or, unless otherwise specifically stated, any duly authorized committee thereof. All determinations required pursuant to the terms of this Agreement to be made by the Board shall be conclusive and binding on the Company and the Holders. In any case where any action or determination of the Board is required with respect to an Offer by a particular Offeror or a proposed Disposition by a Holder, such action must be approved by a majority of the members of the Board who are not Related Persons of such Offeror or Holder, as the case may be.

2.6       The term “Capital Stock” shall mean Common Shares and any shares of preferred stock or other equity securities of the Company now or hereafter authorized.

2.7       The term “Cause” shall mean the commission of an act involving the reckless disregard of one’s duties to the Company, willful misconduct, fraud or the indictment for or conviction of any felony under any applicable United States federal, state or other statute.

2.8       [Intentionally omitted]

2.9       The term “Code” shall mean Internal Revenue Code of 1986, as amended, or any successor statute.

2.10     The term “Common Shares” shall mean any shares (whether voting or non voting) of any class of common stock of the Company now or hereafter authorized.

2.11     The term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

2.12     The term “Control Disposition” shall mean a proposed Disposition or series of Related Dispositions that would have the effect of transferring to any transferee or group (as defined for purposes of Section 13d-3 of the Exchange Act) of Persons (a “Group”) beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of a number of outstanding Common Shares that, after giving effect to such proposed Disposition or series of Related Dispositions would result in such transferee or Group having beneficial ownership, directly or indirectly, of 50% or more of the then outstanding Common Shares on a fully-diluted basis (after giving effect to any then exercisable right to acquire Common Shares).

2.13     The term “Designated Director” shall mean a director of the Company who has not been removed as a director of the Company for Cause and is a designee of an Eligible Designated Holder Group as provided in this Agreement.

2.14     The term “Designated Holder Group” shall mean each of (i) the Genstar Holders Group, so long as any Holder is included therein, (ii) the Sterling Partners Holders Group, so long as any Holder is included therein, and (iii) the Sterling Parallel Holders Group, so long as any Holder is included therein.

2.15     The term “Dispose,” including the correlative terms “Disposed” and “Disposition,” shall mean any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition of Shares (or any interest therein) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Shares (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Shares whether voluntary or involuntary, including, without limitation (i) as a part of any liquidation of the Holder’s assets or (ii) as a part of any reorganization of a Holder pursuant to the United States or other bankruptcy law or other similar debtor relief laws.

2.16     The term “Effective Date” shall mean the date of the closing of the Panolam Acquisition.

2.17     The term “Eligible Designated Holder Group” shall mean each of (i) the Genstar Holders Group, so long as the Holders included in the Genstar Holders Group own in the aggregate at least the Minimum Ownership Percentage; (ii) the Sterling Partners Holders Group, so long as the Holders included in the Sterling Partners Holders Group own in the aggregate at least the Minimum Ownership Percentage and (ii) the Sterling Parallel Holders Group, so long as the Holders included in the Sterling Parallel Holders Group own in the aggregate at least the Minimum Ownership Percentage.

2.18     The term “Eligible Offerees” shall mean the Company and (i) for the purposes of Section 3.1, the Holders included in a Designated Holder Group other than the Offeror; (ii) for the purposes of Section 3.2, the Holders included in a Designated Holder Group other than the Divorced Holder; (iii) for the purposes of Section 3.3, the Holders included in a Designated Holder Group other than the Surviving Holder; and (iv) for the purpose of Section 3.4, the Holders included in a Designated Holder Group other than the Holder required to make the Offer.

2.19     The term “Engagement Letter” shall mean that certain Engagement Letter dated as of the Effective Date among the Company and the sponsors named therein, as amended from time to time in accordance with the terms thereof and this Agreement.

2.20     The term “Equivalent Value” shall mean substantially equivalent value as determined by the Board acting with reasonable diligence and in good faith; provided, however, that the Board, in its sole and absolute discretion, may (but shall not be required to) cause the Company to retain an independent investment banking firm, consulting firm, accounting firm or other professionally capable entity to determine the Equivalent Value as of a date specified by the Board and the Equivalent Value as so determined shall be deemed to be the Equivalent Value for purposes hereof.

2.21     The term “Estate Planning Entity” with respect to any individual Holder shall mean any intervivos trust, limited partnership, corporation or limited liability company that, at the time of the Disposition of Shares to such intervivos trust, limited partnership, corporation or limited liability company, is entirely owned beneficially and of record by: (i) such individual Holder, and/or (ii) such individual Holder’s Other Permitted Transferees; and/or (iii) any one (1) or more intervivos trusts, limited partnerships, corporations or limited liability companies that is or are entirely owned beneficially and of record by such individual Holder and/or any of such individual Holder’s Other Permitted Transferees, or (iv) any one (1) or more Persons or entities named in clauses (i), (ii) or (iii) above.

2.22     The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

2.23     The term “Genstar Holders Group” shall mean, at any particular time, all of the following that are Holders at such time: (i) Genstar Capital Partners IV, L.P., (ii) Stargen IV, L.P., (iii) any Permitted Transferee of Genstar Capital Partners IV, L.P. or Stargen IV, L.P. and (iv) any Permitted Transferee of a Holder then included in the Genstar Holders Group; provided, however, that any Permitted Transferee under Section 6.1 of this Agreement that is at the time of such transfer then included in another Designated Holder Group shall not be included in the Genstar Holders Group.

2.24     The term “Genstar Holders Voting Representative” shall mean Jean-Pierre Conte or any successor to Mr. Conte approved as a successor Genstar Holders Voting Representative by Majority Approval of the Holders then included in the Genstar Holders Group as designated in written notice by such Holders to the Company and the other Voting Representatives.

2.25     The term “Independent Third Party” shall mean any Person that, immediately prior to the contemplated transaction, (i) does not own in excess of 5% of the then-outstanding Common Shares, on an as-if converted basis, and (ii) is not an Associate or Affiliate of any such 5% owner of the then-outstanding Common Shares, on an as-if converted basis.

2.26     The term “Initial Public Offering” shall mean an underwritten public offering of Common Shares pursuant to a registration statement filed under the Securities Act after the Effective Date wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Company are at least $100 million; provided, however, that the term “Initial Public Offering” shall not include any registration statement or prospectus (i) relating to any capital stock of the Company or options, warrants or other rights to acquire any such capital stock issued or granted or to be issued or granted primarily to directors, officers or employees of the Company, (ii) filed pursuant to Rule 145 under the Securities Act or any successor or similar provision, (iii) relating to any employee benefit plan or interests therein, or (iv) relating solely to any shares of preferred stock or debt securities of the Company.

2.27     The term “Majority Approval” shall mean the vote, consent or approval of the Holders included in a Designated Holder Group then holding a majority of the Shares held by all Holders included in such Designated Holder Group.

2.28     The term “Minimum Ownership Percentage”, as to the Holders included in any Designated Holder Group at any particular time, shall mean at least 50% of the number of Shares initially issued to the Holders included in such Designated Holder Group as of the Effective

Date as set forth on the signature page(s) of this Agreement beside the caption “Common Shares To Be Owned at Effective Date” beside the name of such Designated Holder Group.

2.29     The term “Offer” shall mean any Offer as defined in Sections 3.1, 3.2, 3.3 or 3.4.

2.30     The term “Other Permitted Transferee” shall mean with respect to any Holder who is an individual and not an entity:

(i)        any individual Person related by lineal consanguinity to such Holder or to the spouse of such Holder;

(ii)       the spouse of such Holder or of any Person described in clause (i) above; and

(iii)      all individual Persons related to those Persons described in clause (i) or clause (ii) by lineal consanguinity.

For purposes of this definition of Other Permitted Transferee (i) adopted individual Persons shall be considered the natural born child of their adoptive parents; and (ii) lineal consanguinity is that relationship that exists between individual Persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather, great-grandfather.

2.31     The term “Panolam Acquisition” shall mean the Company’s acquisition of Panolam Industries Holdings, Inc., a Delaware corporation (“Panolam”), and its subsidiaries pursuant to the terms, and subject to the conditions, of the Agreement and Plan of Merger dated as of July 16, 2005 by and among the Company, PIH Acquisition Co., a Delaware corporation, Panolam and TC Group, L.L.C., a Delaware limited liability company (the “Merger Agreement”).

2.32     The term “Permitted Transferee” shall mean any Person to which Shares may be transferred pursuant to Sections 6.1, 6.3, 6.4, 6.5, 6.6 or 6.9 of this Agreement.

2.33     The term “Person” shall mean an individual, corporation, joint venture, association, partnership, limited partnership, limited liability partnership, limited liability company, trust, business or charitable organization, governmental or quasi-governmental authority or legal entity of any kind.

2.34     The term “Purchase Price” shall mean (i) with respect to the purchase of the Shares Subject to the Offer under Section 3.1, the price per share set forth in the Acquisition Proposal, subject to adjustment pursuant to Section 4.5; and (ii) with respect to the purchase of Shares by a Divorced Holder from a Divorced Spouse under Section 3.2, by a Surviving Holder from the estate or any heir or legatee of a Deceased Spouse under Section 3.3, or by the Company or any Eligible Offeree pursuant to any other provision of this Agreement, the Fair Market Value (as defined below) of the Shares as determined on a per share basis pursuant to this Section 2.34. For the purposes of this Section 2.34, “Fair Market Value” shall be determined by the Board acting with reasonable diligence and in good faith based on a sale of the entire Company as a going concern negotiated at arm’s length between a willing buyer and a willing seller, without taking into account any discount or illiquidity or minority interests; provided, however, that the Board may, in its sole and absolute discretion (but shall not be required to) cause the Company to retain an independent investment banking firm, consulting firm, accounting firm or other professionally capable entity to determine the Fair Market Value as of a date specified by the Board after the first anniversary of the Effective Date (the “Independent Appraisal”) and the Fair Market Value as determined by Independent Appraisal shall be deemed to be the Fair Market Value for purposes hereof for the 12 months following the date as of which such Fair Market Value was so determined. Neither the Company nor any director, officer or employee thereof shall have any liability with respect to the valuation of any Shares bought or sold at the Purchase Price, as determined pursuant to this Section 2.34, even though the Fair Market Value and the Purchase Price as so determined may be more or less than the actual fair market value thereof.

2.35     The term “Registration Rights Agreement” shall mean that certain Registration Rights Agreement effective as of the Effective Date among the Company and the other parties named therein, including the Holders executing this Agreement, as amended from time to time in accordance with such agreement.

2.36     The term “Related Disposition” shall mean a Disposition or series of Dispositions of Common Shares or rights to acquire Common Shares by the Company and/or one (1) or more holders of Common Shares to any Person or Group (i) within any 180-day period or (ii) pursuant to a common agreement or plan of disposition among the sellers, whether written or oral.

2.37     The term “Related Person” shall mean, as to any Offeror or Holder, any Person that (i) is such Offeror or Holder, (ii) is an Affiliate of such Offeror or Holder, (iii) is an Associate of such Offeror or any of its Affiliates, or (iv) has been designated pursuant to Section 12.1 as a member of the Board by the Designated Holder Group in which such Holder or any of its Associates, Affiliates or Permitted Transferees is included under this Agreement.

2.38     The term “Required Two-Thirds Percentage” shall mean, at any particular time, 66 2/3% or more of the Common Shares outstanding and subject to this Agreement at such time. The Voting Representative for each Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Designated Holder Group with respect to any matter requiring the consent, vote or approval of the Required Two-Thirds Percentage.

2.39     The term “Securities Act” shall mean the Securities Act of 1933, as amended.

2.40     The term “Shares” shall mean (i) all Capital Stock owned (beneficially or of record) by a Holder at the Effective Date after giving effect to the closing of the Panolam Acquisition or at the time a Holder adopts this Agreement pursuant to the terms hereof; (ii) all Capital Stock hereafter issued by the Company to or acquired by any Holder, whether beneficially or of record or in connection with a purchase, issuance, grant, stock split, stock dividend, reorganization, warrant, option, convertible security, right to acquire or otherwise; and (iii) all securities of the Company or any other corporation or entity which any Holder acquires (whether beneficially or of record) in respect of his, her or its Capital Stock in connection with any exchange, merger, amalgamation, consolidation, recapitalization, reorganization or other transaction to which the Company is a party. All references herein to the Shares owned by a Holder include the community interest or similar marital property interest, if any, of the spouse of such Holder in such Shares.

2.41     The term “Shares Subject to the Offer” shall mean (i) with respect to an Offer under Section 3.1, all Shares subject to an Acquisition Proposal, (ii) with respect to an Offer under Section 3.2, all Shares transferred to, retained by, or vested in the Divorced Spouse (as defined therein) and not elected to be purchased by the Divorced Holder (as defined therein) within the time limits specified therein, (iii) with respect to an Offer under Section 3.3, all Shares vesting in or transferable to any heir or legatee of the Deceased Spouse (as defined therein) other than the Surviving Holder (as defined therein) and not elected to be purchased by the Surviving Holder within the time limits specified therein, and (iv) with respect to an Offer under Section 3.4, all Shares owned by the Holder making such Offer.

2.42     The term “Sterling Partners Holders Group” shall mean, at any particular time, all of the following that are Holders at such time: (i) Sterling Group Partners II, L.P., (ii) any Permitted Transferee of Sterling Group Partners II, L.P. and (iii) any Permitted Transferee of a Holder then included in the Sterling Partners Holders Group; provided, however, that any Permitted Transferee under Section 6.1 of this Agreement that is at the time of such transfer included in another Designated Holder Group shall not be included in the Sterling Partners Holders Group.

2.43     The term “Sterling Parallel Holders Group” shall mean, at any particular time, all of the following that are Holders at such time: (i) Sterling Group Partners II (Parallel), L.P., (ii) any Permitted Transferee of Sterling Group Partners II (Parallel), L.P. and (iii) any Permitted Transferee of a Holder then included in the Sterling Parallel Holders Group; provided, however, that any Permitted Transferee under Section 6.1 of this Agreement that is at the time of such transfer included in another Designated Holder Group shall not be included in the Sterling Parallel Holders Group.

2.44     The term “Sterling Partners Holders Voting Representative” shall mean William C. Oehmig or any successor to William C. Oehmig approved as a successor Sterling Partners Holders Voting Representative by Majority Approval of the Holders then included in the Sterling Partners Holders Group as designated by written notice by such Holders to the Company and the other Voting Representatives.

2.45     The term “Sterling Parallel Holders Voting Representative” shall mean William C. Oehmig or any successor to William C. Oehmig approved as a successor Sterling Parallel Holders Voting Representative by Majority Approval of the Holders then included in the Sterling Parallel Holders Group as designated by written notice by such Holders to the Company and the other Voting Representatives.

2.46     The term “Voting Representative” shall mean each of the Genstar Holders Voting Representative, the Sterling Partners Holders Voting Representative and the Sterling Parallel Holders Voting Representative at the time designated as such hereunder.

3.         Transfer Restrictions. No Holder shall make any Disposition of any Shares, directly or indirectly (regardless of the manner in which Holder initially acquired Shares), without compliance with the provisions of this Agreement.

3.1       Acquisition Proposal. If any Holder desires, and is permitted under Section 8, to make a Disposition of any Shares (except for Dispositions of Shares in accordance with Sections 3.2 through 3.4 or pursuant to the applicable provisions of Section 6), such Disposition may be made only if an Acquisition Proposal is received by such Holder with respect thereto, and then only in compliance with this Agreement. Upon receipt of an Acquisition Proposal that a Holder is permitted hereunder to accept and desires to accept, such Holder (“Offeror”) shall (i) make an offer (“Offer”), by giving written notice to the Company, to sell the Shares Subject to the Offer to the Eligible Offerees for the Purchase Price, and (ii) deliver a Disposition Notice (as defined below) to all other Holders pursuant to Section 9. Offers under this Section 3.1 shall (i) be irrevocable for so long as any Eligible Offeree has the right to purchase any Shares Subject to the Offer, (ii) be sent by the Offeror to the Company, which in turn shall deliver copies thereof to the Eligible Offerees within 10 days after receipt thereof, (iii) state the consideration for and the number of Shares Subject to the Offer, (iv) contain a description of and a copy of the Acquisition Proposal and (v) be subject to the terms and conditions of Section 4. In addition, the Offeror shall provide to the Company all other information with respect to the Acquisition Proposal and the proposed transferee reasonably requested by the Company in order to enable it to evaluate the Acquisition Proposal and verify the bona fide nature thereof.

3.2       Divorce of Holder. If the marital relationship of a Holder (“Divorced Holder”) with the Divorced Holder’s spouse (“Divorced Spouse”) is terminated by divorce, and pursuant to such divorce or any property settlement in connection with such divorce, Shares previously registered in the name of the Divorced Holder or any community property interest, similar marital property interest or other interest therein is transferred to, retained by or vested in the Divorced Spouse (such Shares or interest therein so transferred to, retained by or vested in the Divorced Spouse being referred as the “Divorced Spouse’s Share Interest”), the Divorced Holder shall promptly give written notice to the Company of such event containing the name and address for purposes of notice of the Divorced Spouse (“Divorce Notice”). Within 60 days after receipt of the Divorce Notice by the Company, the Board shall determine or cause to be determined the Fair Market Value of the Divorced Spouse’s Share Interest for purposes of determining the Purchase Price and deliver written notice thereof to the Divorced Holder and the Divorced Spouse (“Divorce FMV Notice”). The Divorced Holder shall have the option to purchase all or any portion of the Divorced Spouse’s Share Interest for the Purchase Price, and the Divorced Spouse shall be obligated to sell such Divorced Spouse’s Share Interest to the Divorced Holder for the Purchase Price. Such option must be exercised, and the purchase consummated, within 30 days after the later of (i) the entry by a court of a final order, judgment or decree not subject to appeal awarding the ownership of the Divorced Spouse’s Share Interest to the Divorced Spouse and divesting the Divorced Holder of all right, title and claim thereto, or (ii) delivery of the Divorce FMV Notice to the Divorced Holder and the Divorced Spouse. The option shall be exercised by the giving of written notice of exercise to the Divorced Spouse. The Divorced Holder shall, within 5 days after the expiration of such option period, deliver written notice to the Company as to whether the Divorced Holder has purchased all of the Divorced Spouse’s Share Interest. If such notice states that the Divorced Holder has not purchased all of the Divorced Spouse’s Share Interest, or no such notice is delivered to the Company within the time required, the Divorced Spouse shall be deemed to have made an irrevocable offer (“Offer”) to sell all of the Divorced Spouse’s Share Interest not purchased by the Divorced Holder to the Eligible Offerees for the Purchase Price. The Company shall, and is authorized by the Holders and their respective spouses to, deliver, within 5 days after the Company’s receipt of such notice (if such notice is delivered within the time required) or evidence satisfactory to it that all such Divorced Spouse’s Share Interest was not purchased by the Divorced Holder within such option period (if such notice is not delivered within the time required), written notice of the Offer to the Eligible Offerees stating that all such Divorced Spouse’s Share Interest not purchased by the Divorced Holder are Shares Subject to the Offer pursuant to this Section 3.2. Offers under this Section 3.2 shall (i) be irrevocable for so long as any Eligible Offeree has the right to purchase any Shares Subject to the Offer and (ii) be subject to the terms and conditions of Section 4.

3.3       Death of Spouse. If the spouse of a Holder dies (such spouse, the “Deceased Spouse”), and all or any portion of the Shares registered in such name of such Holder (the “Surviving Holder”) or any interest therein vests in or is transferable to any heir or legatee of the Deceased Spouse other than the Surviving Holder (such Shares or interest therein vesting in or transferable to any heir or legatee of the Deceased Spouse other than the Surviving Holder being referred to herein as the “Passing Share Interest”), the Surviving Holder shall promptly give written notice to the Company of such event, containing the name(s) and address(es) for purposes of notice of the estate of the Deceased Spouse and each heir or legatee in or to which any portion of the Passing Share Interest has vested or is transferable (the “Passing Interest Notice”). Within 60 days after receipt of the Passing Interest Notice by the Company, the Board shall determine or cause to be determined the Fair Market Value of the Passing Share Interest for purposes of determining the Purchase Price and deliver written notice thereof to the Surviving Holder, the estate of the Deceased Spouse and the heirs and legatees identified in the Passing Interest Notice (“Deceased FMV Notice”). The Surviving Holder shall have the option to purchase all or any portion of the Passing Share Interest for the Purchase Price, and the estate of the Deceased Spouse shall be obligated to sell the Passing Share Interest to the Surviving Holder for the Purchase Price. Such option must be exercised by the Surviving Holder, and the purchase consummated, within 30 days after the last to occur of (i) the entry of an order of a probate or similar court having jurisdiction over the estate of the Deceased Spouse (a) admitting to probate the will of the Deceased Spouse, and (b) determining the heirs of the Deceased Spouse if the Deceased Spouse is determined to have died intestate, (ii) the appointment of the executor, administrator or legal representative of the estate of the Deceased Spouse, and (iii) the delivery of the Deceased FMV Notice to the Surviving Holder and the estate of the Deceased Spouse. The option shall be exercised by the giving of written notice of exercise to the executor, administrator or legal representative of the Deceased Spouse’s estate. The Surviving Holder shall, within 5 days after the expiration of such 30-day period, deliver written notice to the Company as to whether the Surviving Holder has purchased all of the Passing Share Interest. If such notice states that the Surviving Holder has not purchased all such Passing Share Interest, or no such notice is delivered to the Company within the time required, then the estate of the Deceased Spouse and all such heirs and legatees shall be deemed to have made an irrevocable offer (“Offer”) to sell all of such Passing Share Interest not purchased by the Surviving Holder to the Eligible Offerees for the Purchase Price. The Company shall, and is authorized by the Holders and their respective spouses to, deliver, within 5 days after the Company’s receipt of such notice (if such notice is delivered within the time required) or evidence satisfactory to it that all such Passing Share Interest was not purchased by the Surviving Holder within such 30-day period (if such notice is not delivered within the time required), written notice of the Offer to the Eligible Offerees stating that all such Passing Share Interest not purchased by the Surviving Holder are Shares Subject to the Offer pursuant to this Section 3.3. Offers under this Section 3.3 shall (i) be irrevocable for so long as any Eligible Offeree has the right to purchase any Shares Subject to the Offer and (ii) be subject to the terms and conditions of Section 4.

3.4       Bankruptcy. If any of the following occur:

(i)        any Holder (a) is adjudicated as bankrupt or insolvent, (b) consents to or does not contest the appointment of a receiver or trustee for such Holder or for all or any part of such Holder’s property, (c) files a petition seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction, (d) makes a general assignment for the benefit of such Holder’s creditors, or (e) becomes insolvent, or

(ii)       (a)(1) if a petition is filed against a Holder seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction, or (2) a court of competent jurisdiction enters an order, judgment or decree appointing a receiver or trustee for a Holder, or for any part of such Holder’s property, and (b) such petition, order, judgment or decree is not discharged or stayed within a period of 60 days after its entry;

then any such event shall be deemed an irrevocable “Offer” to sell all of the Shares owned by such Holder to the Eligible Offerees at the Purchase Price, and such Holder shall promptly notify the Company of such event. The Company shall, and is authorized by the Holders and their respective spouses to, deliver, within 60 days after the Company’s receipt of such notice (if such notice is delivered) or evidence satisfactory to it that any such event occurred (if such notice is not delivered), written notice of the Offer to the Eligible Offerees and such Holder stating that all such Shares are Shares Subject to the Offer pursuant to this Section 3.4 and containing a statement of Fair Market Value of such Shares for purposes of determining the Purchase Price. Offers under this Section 3.4 shall (i) be irrevocable for so long as any Eligible Offeree has the right to purchase any Shares Subject to the Offer and (ii) be subject to the terms and conditions of Section 4.

4.         Procedures; Price.

4.1       Company. The Company shall have the first right, for 10 days after its receipt of an Offer made pursuant to Section 3.1, 3.2, 3.3 or 3.4, to accept the Offer for all or any portion of the Shares Subject to the Offer.

4.2       Eligible Offerees. If the Company does not accept the Offer with respect to all of the Shares Subject to the Offer within the 10-day period specified in Section 4.1, the Company shall give written notice thereof not later than the end of such 10-day period to the other Eligible Offerees. The other Eligible Offerees shall have the right, for 10 days after the receipt of such notice from the Company (the “Election Period”), to accept the Offer for all or any portion of the Shares Subject to the Offer not purchased by the Company (the “Available Shares”) in such proportions as they mutually agree, or if they are unable to agree, each of such Eligible Offerees shall have the right to accept the Offer for a number of Available Shares equal to the lesser of (i)

the number of the Available Shares for which such Eligible Offeree elects to accept the Offer or (ii) the number of Available Shares obtained by multiplying the number of the Available Shares by a fraction (x) the numerator of which is the number of Shares owned by such Eligible Offeree and (y) the denominator of which is the number of Shares owned by all such other Eligible Offerees (such fraction being referred to herein as the “Proportionate Share”). If any such Eligible Offeree does not elect to accept the Offer for its Proportionate Share of the Available Shares, each other such other Eligible Offeree which elects to accept the Offer for at least its Proportionate Share shall then be allocated a portion of the Available Shares equal to the lesser of (i) the excess of the number of Available Shares for which such Eligible Offeree elected to accept the Offer over the number theretofore allocated to such Eligible Offeree and (ii) the number obtained by multiplying the number of the Available Shares by a fraction (x) the numerator of which is the number of Shares owned by such Eligible Offeree and (y) the denominator of which is the number of Shares owned by all such Eligible Offerees who have not theretofore been allocated the maximum number of Available Shares as to which they have elected to accept the Offer. Such allocation procedure shall be repeated reiteratively until either each such other Eligible Offeree shall have been allocated the maximum number of Available Shares as to which it has elected to accept the Offer or all Available Shares are allocated.

4.3       Certain Effects of Offers. If the Eligible Offerees do not accept an Offer for all of the Shares Subject to the Offer, and such Offer has been made under Section 3.1, the Offeror desiring to make the Disposition pursuant to Section 3.1 shall be permitted, subject to compliance with Sections 5, 8, and 9, at any time or times within 60 days after the expiration of all rights of the Eligible Offerees to accept such Offer or to include Shares in the Disposition pursuant to Section 9, to make a Disposition of all (but not less than all) of the Shares Subject to the Offer; provided, however, that no such Disposition shall be made at a lower price, on more favorable terms or to any Person other than as specified in the Acquisition Proposal. All Shares transferred in accordance with the terms of this Agreement to any third party or to any Eligible Offeree (other than the Company), and all Shares Subject to the Offer pursuant to Section 3.1 and remaining unsold after such 60-day period, and all Shares Subject to the Offer under Sections 3.2 through 3.4 (unless acquired by the Company) shall remain subject to the terms of this Agreement. Any such third party transferee shall execute and deliver to the Company an Adoption Agreement as provided in Section 7.

4.4       Acceptance; Closing. Eligible Offerees who accept an Offer as to all or any portion of the Shares Subject to the Offer shall evidence their acceptance by delivering, within 10 days after receipt of the notice pursuant to Section 4.2 from the Company, to the Offeror or other transferor a written notice of intent to purchase such Shares Subject to the Offer (“Acceptance Notice”). The closing of the acquisitions of Shares Subject to the Offer by Eligible Offerees shall be consummated within 30 days following the delivery of the Acceptance Notice. In the case of all acquisitions of Shares Subject to the Offer by Eligible Offerees, such acquisitions shall be consummated at a closing held at the principal offices of the Company (unless otherwise mutually agreed), at which time the Purchase Price (if cash, in the form of a cashier’s check) shall be delivered to the transferor of the Shares or the transferor’s representative and the transferor or the transferor’s representative shall deliver to the Eligible Offeree(s) purchasing such shares certificates representing all of the Shares Subject to the Offer, duly endorsed for transfer or accompanied by duly executed stock powers, evidence of good title to the Shares Subject to the Offer and the absence of liens, encumbrances and adverse claims with respect thereto and such other matters as are necessary for the proper transfer of the Shares Subject to the Offer to the acquiring Eligible Offeree(s) on the securities register of the Company.

4.5       Form of Payment. The Purchase Price of any Shares Subject to the Offer purchased by Eligible Offerees pursuant to an Offer made under Section 3.1 shall be on such terms as contemplated by the Acquisition Proposal; provided, however, that if the party which has made the Acquisition Proposal has proposed to acquire Shares Subject to the Offer for consideration not wholly in cash, then any Eligible Offeree who desires to consummate the acquisition(s) of Shares Subject to the Offer (pursuant to the terms hereof) shall consummate such acquisition wholly in cash. In such a case, the Board shall determine the per share cash value of the Acquisition Proposal, and such amount shall be the cash price per share to be paid to the Offeror by any Eligible Offeree. The Purchase Price of all Shares Subject to the Offer pursuant to an Offer made under Sections 3.2 through 3.4 shall be paid in the form of a cashier’s check or such other form as is mutually acceptable.

5.         Material Agreements. Notwithstanding anything herein to the contrary, no Holder shall make any Disposition of Shares (including but not limited to a Disposition pursuant to Sections 3 or 6 hereof) which, in the Company’s reasonable judgment (as evidenced by a resolution of the Board), would cause a material breach, event of default, default or acceleration of payments or which would require the Company to make any mandatory repurchase offer, mandatory repurchase, mandatory redemption or mandatory prepayment, under any loan agreement, note, indenture or other agreement or instrument to which the Company or any of its direct or indirect subsidiaries is a party and under which the indebtedness or liability of the Company or any of its direct or indirect subsidiaries exceeds $5 million (“Material Agreement”); provided, however, that the Company has the sole right to, and may in its discretion (as evidenced by a resolution of the Board), waive the application and requirements of this Section 5. Therefore, each Holder desiring or required to make a Disposition shall, prior to attempting to effect any such Disposition, (i) give written notice (which may be the Offer required under Section 3.1, the Divorce Notice under Section 3.2, the Passing Interest Notice under Section 3.3 or the notice by a Holder to the Company under Section 3.4, if applicable) (“Notice”) to the Company describing the proposed Disposition and the proposed transferee in sufficient detail, setting forth the number of Shares as to which such Holder desires or is required to make a Disposition, and (ii) provide such other information concerning the Disposition as the Company reasonably requests. If, in the Company’s reasonable judgment (as evidenced by a resolution of the Board), the proposed Disposition would cause a material breach, event of default, default or acceleration of payments or which would require the Company or any of its direct or indirect subsidiaries to make any mandatory repurchase offer, mandatory repurchase, mandatory redemption or mandatory prepayment, under any Material Agreement and the application of this Section 5 is not waived by the Company as provided above, then the Company within 20 days after receipt of the Notice, shall give written notice to such Holder of such determination, the proposed Disposition may not be made, and any attempt to make such Disposition shall be null and void; provided, however, that any such determination by the Company shall not prevent such Holder from making a subsequent Disposition to Eligible Offerees or third parties upon compliance with all of the terms and conditions of this Agreement with respect to such Disposition, including the terms and conditions of this Section 5. If the Company approves such Disposition and any Shares with respect to which approval has been given are not actually transferred within 60 days from the date of such approval, then all of the provisions of this Agreement shall apply to any subsequent transaction affecting such Shares or any interest therein.

6.         Permitted Dispositions. The following Dispositions shall be permitted without compliance with the provisions of Sections 3, 4 and 9; however, Sections 5 and 8 shall apply to the following Dispositions:

6.1       between Holders;

6.2       by any Holder to the Company;

6.3       by any Holder which is a trust, partnership, limited partnership, corporation or limited liability company to any entity that controls, or is controlled by, or is under common control with such Holder, or to any Holder from any entity that controls, or is controlled by, or is under common control with such Holder;

6.4       by any individual Holder during such Holder’s lifetime to any of such Holder’s Associates, provided that a Disposition to a Holder’s spouse under this Section 6.4 must be made during marriage and not incident to divorce; and provided further, that any such transferee as granted the voting rights to the transferring Holder required below;

6.5       to any individual Holder during such Holder’s lifetime by any of such Holder’s Associates; provided that a Disposition by a Holder’s spouse to such Holder under this Section 6.5 must be made during marriage and not incident to divorce;

6.6       upon the death of any individual Holder, to the estate, beneficiaries, heirs or legatees of such Holder;

6.7       by:

(i) any Holder at the then current Purchase Price, to any individual Person who becomes an employee of the Company or a direct or indirect majority-owned subsidiary of the Company at the Effective Date; provided that any such employee becomes a party to this Agreement as provided below and is not included in a Designated Holder Group;

(ii) any Holder at the then current Purchase Price to any individual Person who becomes a non-employee director of the Company or a direct or indirect majority-owned subsidiary of the Company at the Effective Date; provided that such individual Person becomes a party to this Agreement as provided below and is not included in a Designated Holder Group;

6.8       [Intentionally omitted];

6.9       by any Holder which is a trust, partnership, limited partnership, corporation or limited liability company to the record owners of such Holder, if any, or the beneficiaries of such Holder as a distribution pursuant to law, the governing instrument or charter of such Holder, or the dissolution of such Holder;

6.10     by any Holder in a public sale or public distribution pursuant to such Holder’s rights under any registration rights agreement to which the Company is a party;

6.11     by any Holder to any direct or indirect majority-owned subsidiary of the Company; and

6.12     pursuant to Sections 9 or 10;

provided, however, that as a condition precedent to any such permitted Disposition (i) (other than a Disposition pursuant to Sections 6.1, 6.2 or 6.11), any Person (including any such individual Person’s spouse, if any) intending to acquire the Shares to be Disposed of shall become a party to this Agreement by executing an Adoption Agreement in the form of Exhibit “A” attached hereto or in any other form having substantially the same effect satisfactory to the Company (an “Adoption Agreement”), whereupon such Person shall be deemed a “Holder,” and shall have all of the rights and obligations of a “Holder,” under this Agreement, and such Shares shall be subject to the provisions of this Agreement and (ii) with respect to a Disposition pursuant to Sections 6.4, such Adoption Agreement shall include the voting agreement provisions set forth in Section 5 of the form of Adoption Agreement in the form of Exhibit “A” attached hereto; provided, further, that notwithstanding the foregoing, a Holder may not make a Disposition to any Person if such Disposition is made with the intent and purpose of avoiding the restrictions on dispositions in this Agreement (it being understood that the purpose of this sentence is to prohibit any Disposition that is otherwise permitted by this Agreement but for which the transferring Holder intends at the time of such Disposition to effect a change in the relationship between the transferring Holder and such transferee after such Disposition with the intent and purpose that the transferring Holder will have indirectly made a Disposition which would not have been directly permitted under this Agreement had such change in such relationship occurred prior to such Disposition).

7.         Additional Parties. If (i) required under Section 4.3, Section 4.4, Section 9 or any other provision of this Agreement, (ii) authorized by the Board, or (iii) approved by the Holders of the Required Two-Thirds Percentage, any Person that acquires any Shares after the Effective Date shall become a party to this Agreement by executing an Adoption Agreement, then such Person shall be deemed a “Holder,” and shall have all of the rights and obligations of a “Holder” under this Agreement, and such Shares shall be subject to the provisions of this Agreement. Any such Adoption Agreement executed by a Person who becomes a party to this Agreement pursuant to the authorization or approval described in the preceding sentence, if required as a condition to the authorization or approval, shall include the voting agreement provisions set forth in Section 5 of the form of Adoption Agreement attached hereto as Exhibit “A”.

8.         Standstill Agreement; Securities Matters.

8.1       Standstill Agreement. At any time that the Company is engaged in an underwritten public offering of its securities (on its own behalf, on behalf of selling stockholders or both), no Holder will make any Disposition of Shares on any securities exchange or in the over-the-counter or any other public trading market for whatever period of time the Company (upon the recommendation of its underwriters) requests by written notice to each Holder; provided, however, that (i) such request shall not be for a period extending longer than 180 days after the later of (a) the effective date of the registration statement relating to such public offering, and (b) the date of the underwriting agreement relating to such public offering; (ii) this Section 8.1 shall not limit any Holder’s right to include Shares in any such underwritten public offering pursuant to any demand or piggyback registration rights that such Holder may have pursuant to any registration rights or similar agreement binding upon the Company; and (iii) all Holders are subject to the same request to restrict Dispositions. The obligations in this Section 8 shall survive the termination of this Agreement for 180 days after the Initial Public Offering, after which time the obligations in this Section 8 shall terminate.

8.2       Securities Laws. No Holder shall make any Disposition of any Shares at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration or any prospectus exemption in respect of the Shares under any such laws or a breach of any undertaking or agreement of a Holder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Except for transfers pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act, the Company shall not transfer any Shares on its securities register unless prior thereto the Company shall have received (unless waived by the Company) an unqualified written opinion of legal counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to the Company, to the effect that the proposed Disposition is in compliance with this Section 8.2. Each Holder agrees that any certificates representing Shares shall bear appropriate legends restricting the sale or other transfer of such Shares in accordance with applicable federal or state securities or blue sky laws and in accordance with the provisions of this Agreement. This Section 8.2 shall survive termination of this Agreement for the maximum period permitted by applicable law.

9.         Right of Participation in Dispositions. An Offeror required to make an Offer under Section 3.1 upon receipt of an Acquisition Proposal shall give written notice (“Disposition Notice”) to all other Holders providing each other Holder with the right to elect (by written notice to the Offeror before the expiration of the Election Period) to Dispose of, at the same price and on the same terms that the beneficial ownership of the Offeror’s Shares are to be transferred pursuant to the Acquisition Proposal or to the Eligible Offerees to whom such Offer is made under Section 3.1, a number of Shares held by such other Holder equal to the number of outstanding Shares proposed to be included in such Disposition by the Offeror multiplied by a fraction, the numerator of which is the number of Shares owned by such other Holder and the denominator of which is the aggregate number of outstanding Shares owned by all Holders (including the Offeror) electing to include Shares in such Disposition. No such Holder (other than the Offeror) who elects to Dispose of Shares pursuant to a Disposition Notice under this Section 9 shall be required to comply with Section 3.1 with respect to such Disposition.

If any other Holder or Holders have elected to Dispose of Shares pursuant to a Disposition Notice under this Section 9, the Offeror shall reduce to the extent necessary the number of the Offeror’s Shares it otherwise would have Disposed of pursuant to the Acquisition Proposal so as to permit other Holders who have elected to participate in such Disposition to sell the number of Shares they are entitled to sell under this Section 9, and the Offeror and such other Holder or Holders shall sell the number of Shares specified in the Acquisition Proposal to the proposed transferee in accordance with the terms of such sale as set forth in the Disposition Notice; provided, however, that if the proposed transferee deals solely with the Offeror and refuses to purchase from the other Holders who have elected to participate in the Disposition pursuant to this Section 9, then (i) the Offeror shall be entitled to sell up to the number of Shares specified in the Acquisition Proposal to the proposed transferee in accordance with the terms of such sale as set forth in the Disposition Notice and (ii) the Offeror shall contemporaneously therewith purchase from such other Holders who have elected to participate in such Disposition, on the terms set forth in the Disposition Notice, up to the number of Shares that they would have been entitled to sell to the proposed transferee under this Section 9 had the proposed transferee purchased such Shares directly from such Holders in accordance with the terms of this Section 9. Any Holder other than the Offeror who participates in a Disposition under this Section 9 shall not be liable for any transaction costs associated with such a Disposition other than the legal costs incurred by that Holder and, if the Offeror is obligated to pay selling commissions, then a pro rata portion of such selling commissions.

The Company shall, if necessary, establish reasonable procedures, in addition to those specified herein, to implement the provisions of this Section 9. No Disposition may be made by the Offeror under this Section 9 unless, contemporaneously therewith, all Holders electing to participate in such Disposition receive the amounts to which they are entitled under this Section 9; provided, however, that no Holder shall be obligated in connection with such Disposition (i) to make any representation and warranty other than as to such Holder’s ownership of such Holder’s Shares and such Holder’s authority to execute the applicable purchase agreement and transfer such Shares or (ii) to indemnify the prospective transferee or its Associates with respect to an amount in excess of the cash proceeds paid to such Holder in connection with such Disposition; and any indemnity given by any Holder shall be several and not joint and no Holder shall be required to execute a non-compete agreement of any kind in connection with such Disposition. Each Holder transferring Shares pursuant to this Section 9 shall be obligated to join on a pro rata basis (based on the number of Shares to be sold) in any indemnification or other obligations that are part of the terms and conditions of such Disposition (other than any such obligations that relate specifically to a particular Holder, such as indemnification with respect to representations and warranties given by a Holder regarding such Holder’s title to and ownership of Shares). If all of the Shares Subject to the Offer that are the subject of the Disposition Notice are not purchased by the Eligible Offerees under Section 3.1 and the Disposition described in the Disposition Notice is not consummated in the manner described in the Disposition Notice within 90 days after the delivery of the Disposition Notice, such Disposition shall not be made and all of the provisions of this Agreement shall apply to any subsequent proposed Disposition by the Offeror. All Shares transferred in accordance with the terms of this Section 9 shall remain subject to the terms of this Agreement and the transferee(s) shall execute and deliver to the Company an Adoption Agreement as provided in Section 7.

10.       Approved Sale.

10.1     Inclusion of Shares. Following the approval of an Approved Sale each Holder will (i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (ii) waive any dissenter’s rights and other similar rights, and (iii) if the Approved Sale is structured as a sale of Capital Stock, agree to sell such Holder’s Shares on the terms and conditions of the Approved Sale in accordance with this Section 10. Each Holder will take all necessary and desirable actions, in its, his or her capacity as a stockholder of the Company, as directed by the Holders who have approved the Approved Sale, in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting identical indemnification rights (whether directly to the buyer of the Shares or pursuant to the provisions of a contribution agreement); provided, however, that no Holder shall be obligated in connection with the Approved Sale (i) to make any representation and warranty other than as to such Holder’s ownership of such Holder’s Shares and such Holder’s authority to execute the applicable purchase agreement and transfer such Shares or (ii) to indemnify the prospective transferee or its Associates with respect to an amount in excess of the cash proceeds paid to such Holder in connection with the Approved Sale; and any indemnity given by any Holder shall be several and not joint and no Holder who is included in a Designated Holder Group shall be required to execute a non-compete agreement of any kind in connection with such sale. Each Holder transferring Shares pursuant to this Section 10.1 shall be obligated to join on a pro rata basis (based on the number of Shares to be sold) in any indemnification or other obligations that are part of the terms and conditions of such Disposition (other than any such obligations that relate specifically to a particular Holder, such as indemnification with respect to representations and warranties given by a Holder regarding such Holder’s title to and ownership of Shares).

10.2     Purchaser Representative. If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar law or rule of the United States or any state then in effect) may be available with respect to any Approved Sale transaction (including a merger, consolidation, plan of exchange, amalgamation, recapitalization, reorganization or other business combination), the Holders who are not accredited investors (as such term is defined in Regulation D under the Securities Act) will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act or any similar law or rule of the United States or any state then in effect) reasonably acceptable to the Company. If any Holder appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative.

10.3     Participation. All Holders will bear their pro rata shares (based upon the relative amounts of proceeds received in such Approved Sale) of the reasonable costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling Holders and are not otherwise paid by the Company or the acquiring party.

11.       Preemptive Rights.

11.1     Grant of Rights. Except in connection with issuances (i) in an Initial Public Offering, (ii) in an Approved Sale, (iii) upon the conversion or exercise of securities convertible into or containing options or rights to acquire Capital Stock of the Company (to the extent such securities were issued in compliance with the provisions of this Section 11), (iv) to any employee, prospective employee, director or prospective director of the Company or any subsidiary of the Company as approved by the Board, (v) resulting in net proceeds to the Company of less than an aggregate of $5 million after the completion of the equity financing for the Panolam Acquisition, (vi) as consideration for the acquisition of any business entity by the Company or any of its subsidiaries by merger, amalgamation, purchase of substantially all of the assets or capital stock of such entity, or other reorganization whereby the Company owns not less than a majority of the voting power of such entity or the surviving or successor entity provided such acquisition is approved by the Board; (vii) to any bank, subordinated debt lender, equipment lessor, landlord or other similar financial institution or investor in connection with a loan transaction or equipment lease or similar commercial transaction, provided that any such issuance is approved by the Board; and (viii) in connection with any stock split, stock dividend, distribution or recapitalization by the Company, if the Company authorizes the issuance or sale of any Capital Stock, or any securities convertible into or containing options or rights to acquire Capital Stock, to any Person, the Company shall offer to sell by written notice containing the information described in Section 11.2 to each Holder who is included in a Designated Holder Group a portion of such shares or securities equal to the quotient determined by dividing (a) the number of Shares held by such Holder by (b) the total number of Shares owned by all Holders who are included in a Designated Holder Group prior to such issuance. The purchase price for all shares and securities offered to each Holder shall be the same price per share being paid by the proposed purchaser of such shares and securities and shall be payable at the same time as the closing of the sale to such purchaser in cash by wire transfer of immediately available funds. If the Company authorizes the issuance or sale of Capital Stock for consideration that is not wholly in cash, the purchase price payable by each Holder shall be cash equal to the Equivalent Value thereof. Any Holder exercising rights hereunder who defaults in whole or in part in payment with respect to the purchase of any securities hereunder automatically and irrevocably forfeits the right to participate in any future issuances to which this Section 11.1 is applicable.

11.2     Election. In order to exercise its purchase rights hereunder, each Holder must deliver a written notice to the Company describing such Holder’s election hereunder within 10 days after receipt of written notice from the Company pursuant to Section 21.6 describing in reasonable detail the shares or securities being offered, the purchase price thereof, the payment terms and such Holder’s percentage allotment.

11.3     Expiration of Right. Upon the expiration of the offering periods described above, the Company shall be entitled to sell such shares or securities which the Holders have not elected to purchase during the 270 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Holders. Any shares or securities offered or sold by the Company to any Person after such 270-day period must be reoffered to the Holders pursuant to the terms of this Section 11.

12.       Voting Agreement.

12.1     Directors. The Genstar Holders Group (so long as it is an Eligible Designated Holder Group), acting by Majority Approval of the Holders included in such Eligible Designated Holder Group, shall be entitled to designate through its Voting Representative as a nominee for election to the Board three (3) Designated Directors. The Sterling Partners Holders Group (so long as it is an Eligible Designated Holder Group), acting by Majority Approval of the Holders included in such Eligible Designated Holder Group, shall be entitled to designate through its Voting Representative as a nominee for election to the Board two (2) Designated Directors. The Sterling Parallel Holders Group (so long as it is an Eligible Designated Holder Group), acting by Majority Approval of the Holders included in such Eligible Designated Holder Group, shall be entitled to designate through its Voting Representative as a nominee for election to the Board one (1) Designated Director. Each Holder of Shares which may be voted to elect directors of the Company agrees to vote all such Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election of each such designee as a director of the Company (subject to the provisions of Sections 12.3 through 12.5). In addition, each Holder agrees to vote all such Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election as a director of the Company of the Company’s Chief Executive Officer.

12.2     Death, Resignation, Removal. Each Holder of Shares which may be voted to remove directors of the Company agrees that such Holder shall not vote such Shares (or execute a written consent in lieu thereof) to remove (except for Cause) a Designated Director without the consent of the Voting Representative of the Eligible Designated Holder Group that designated such Designated Director (given pursuant to Majority Approval by the Holders included in such Eligible Designated Holder Group). Any vacancy on the Board caused by the death, resignation or removal of a Designated Director designated by an Eligible Designated Holder Group shall be filled by a successor Designated Director designated by such Eligible Designated Holder Group (acting by Majority Approval of the Holders included in such Eligible Designated Holder Group) through its Voting Representative, and each Holder of Shares which may be voted to elect directors of the Company agrees to vote all such Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election of such successor designee as a director of the Company (subject to the provisions of Section 12.3 through Section 12.5).

12.3     Removal at Request and For Cause. Each Holder of Shares which may be voted to remove directors of the Company agrees to vote all Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the removal as a director of the Company of any Designated Director designated by the Voting Representative of an Eligible Designated Holder Group pursuant to Section 12.1 or 12.2 upon written request of such Voting Representative pursuant to Majority Approval by the Holders included in such Eligible Designated Holder Group. Any director of the Company may be removed for Cause at any time in accordance with the By-laws of the Company, and no Holder shall be required under this Agreement to vote against any such removal. If a Designated Director is removed for Cause, the provisions of Section 12.2 shall apply with respect to the designation of such removed Designated Director’s successor.

12.4     Cessation of Rights. When a Designated Holder Group ceases to be an Eligible Designated Holder Group, the Holders in such Designated Holder Group and its Voting Representative shall have no further rights hereunder to designate any director, but the Holders included in such Designated Holder Group and its Voting Representative shall continue to have all other rights and obligations hereunder and under the Registration Rights Agreement until such time as there are no Holders in such Designated Holder Group.

12.5     Procedures. The Company hereby agrees to deliver to the Voting Representatives a written notice (“Election Notice”) at least 14 days prior to (i) sending notice to the stockholders of the Company of any annual, special or other meeting of stockholders of the Company at which directors are to be elected (including the filling of any vacancy on the Board) and (ii) the delivery of any written consent to any stockholder of the Company to be utilized for the election of directors (including filling any vacancy on the Board), unless the Election Notice is waived by such Voting Representatives. The Election Notice, unless so waived, shall state the time, place and date of any such stockholders meeting and the date notice of such stockholders meeting will be sent to the stockholders of the Company (the “Meeting Notice Date”) or the first date on which such written consent is to be delivered to any stockholder of the Company (the “Consent Delivery Date”). At least two (2) days prior to the Meeting Notice Date or the Consent Delivery Date, as the case may be, the Voting Representative for each Eligible Designated Holder Group that is entitled pursuant to Section 12.1 to designate a director to the Board to be filled at any such stockholders meeting or pursuant to such written consent shall designate in writing to the Company and the other Voting Representatives each designee of such Eligible Designated Holder Group who it its nominee to fill such position(s). If any such designation of the designee(s) of an Eligible Designated Holder Group is not so received by the Company by such time, each position on the Board to be filled by the designee of such Eligible Designated Holder Group shall remain vacant until such position is filled by a designee of such Eligible Designated Holder Group. With respect to all such designations timely received by the Company, the Company shall include in the notice of such stockholders meeting or in such written consent the name of each such designee and the name of the Eligible Designated Holder Group that designated such each Director Designee.

12.6     Agreement to Cooperate. In order to effectuate the provisions of this Section 12, each Holder of Shares which may be voted to elect or remove directors of the Company hereby agrees that when any consent or vote of the stockholders of the Company is required to be taken or made in order to effect the election of any designee of any Eligible Designated Holder Group as a director of the Company or the removal of any Designated Director pursuant to this Section 12, such Holder shall, at the request of any Voting Representative, use such Holder’s reasonable commercial efforts (including joining with other Holders) to call, or cause the Company and the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, or to deliver to the stockholders of the Company a consent in writing in lieu of any such meeting, to effect such election or removal.

12.7     Additional Directors. The Holders of the Required Two-Thirds Percentage shall designate a director to fill any vacancies and newly-created directorships (which are not reserved for Designated Directors) resulting from any increase in the authorized number of directors. Each Holder of Shares which may be voted to elect directors of the Company agrees to vote all such Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election of each such designee as a director of the Company (subject to the provisions of Sections 12.3 through 12.5).

12.8     Conflicting Provisions in Governing Instruments. Each Holder of Shares which may be voted to elect directors of the Company shall vote such Shares, and shall take all reasonable actions necessary, to ensure that the Company’s Certificate of Incorporation and By-Laws do not, from time to time, conflict with the provisions of this Agreement. If the provisions of this Agreement conflict with the Company’s Certificate of Incorporation or Bylaws, each such Holder agrees that the provisions of this Agreement shall control. If such conflict occurs, each such Holder shall vote, and shall use its best reasonable efforts to cause its Designated Director, if any, to vote, and each such Holder and the Company shall take all reasonable actions necessary, to amend the provisions of the Company’s Certificate of Incorporation or Bylaws that conflict with this Agreement to eliminate such conflict.

13.                   Size of Board; Committees.

13.1     Number of Directors. The number of directors on the Board as of the Effective Date shall be seven (7). The size of the Board may not be increased above ten (10) or decreased below seven (7) without the written approval of the Voting Representative for each Eligible Designated Holder Group (acting as directed by Majority Approval of the Holders included in such Eligible Designated Holder Group). The Holders shall vote their Shares in favor of any change in the authorized number of directors as may be approved in writing by the Voting Representative for each Eligible Designated Holder Group (acting as directed by Majority Approval of the Holders included in such Eligible Designated Holder Group).

13.2     Board Committees. Each committee of the Board shall include at least one (1) Designated Director of each Eligible Designated Holder Group.

14.       Affiliated Transactions. Each Holder agrees that, without the prior written approval of the Holders of at least 75% of the Common Shares outstanding and subject to this Agreement held by all Holders other than such Holder and its Related Persons, such Holder shall not, and shall not permit any of its Related Persons to, enter into, renew, extend or be a party to any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Company or any of its subsidiaries except for (i) issuance of Capital Stock pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board, (ii) the grant of share options or similar rights to employees and directors pursuant to plans approved by the Board, (iii) loans or advances to executive officers approved by the Board, (iv) the payment of reasonable fees to directors of the Company and its subsidiaries who are not employees of the Company or its subsidiaries in their capacities as Board members or members of committees of the Board (in the same amounts and on the same terms as to all such directors serving in such capacities) as may be approved by the Board, (v) any transaction between subsidiaries of the Company, and (vi) transactions pursuant to this Agreement, the Registration Rights Agreement and the Engagement Letter and any amendments thereto made in accordance with the provisions thereof and this Agreement and any transactions permitted thereby.

15.       Rights to Participate in Management; Information. The Company agrees to permit any authorized representatives designated by any Holder at its expense to visit and inspect any of the properties of the Company and its subsidiaries and to inspect, copy and take extracts from its and their books and records, including its and their financial and accounting records and other data (including properties), and to consult and discuss with its and their officers regarding its and their affairs, finances accounts and significant business issues, including operating plans, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. In addition, during any period of time that the Genstar Holders Group, the Sterling Partners Holders Group or the Sterling Parallel Holders Group is not included in an Eligible Designated Holder Group but continues to own shares of Capital Stock, the Company shall send to a Person designated by each of the Genstar Holders Group, the Sterling Partners Holders Group or the Sterling Parallel Holders Group copies of all materials sent by the Company to its board of directors and such Holder shall have the right to designate and send a representative to attend all meetings of the Company’s board of directors and participate in discussions, if desired, in a nonvoting observer capacity. The foregoing rights are subject to any customary confidentiality requirements. Subject to the receipt of a customary confidentiality agreement from any Holder then holding at least ten percent (10%) of the Shares subject to this Agreement held by such Holder on the Effective Date, the Company shall deliver to such Holder, at such Holder’s request, all historical financial statements of the Company (i) distributed by the Company to members of the board of directors of the Company, at or about the time delivered to such Board members, and (ii) provided by the Company pursuant to the requirements of any senior secured loan agreement or indenture to which the Company or any of its subsidiaries is a party, at or about the time delivered to the Persons entitled thereto under any such agreement or indenture.

16.       Covenants of the Company. The Company covenants and agrees that, so long as any Holder is included in a Designated Holder Group, the Company shall comply with the covenants set forth in this Section 16.

16.1     Issuances of Capital Stock. Without the consent of the Holders of the Required Two-Thirds Percentage, the Company shall not, and shall cause each of its subsidiaries not to, issue any securities (or any rights or securities directly or indirectly convertible into or exercisable or exchangeable for securities) after the Effective Date except for issuances (i) in an Initial Public Offering approved pursuant to Section 16.6, (ii) in an Approved Sale, (iii) upon the conversion or exercise of securities convertible into or containing options or rights to acquire Capital Stock of the Company (to the extent such securities were issued in compliance with the provisions of this Section 16), (iv) approved by the Board to any employee, prospective employee, director or prospective director of the Company or any subsidiary of the Company, and (v) resulting in net proceeds to the Company of less than an aggregate of $5 million during the term of this Agreement while this Section 16 is in effect.

16.2     Acquisitions, Etc. Without the consent of the Holders of the Required Two-Thirds Percentage, the Company shall not, and shall cause its subsidiaries not to, (i) invest in or purchase any material interest in any company, partnership or business (whether by a purchase of assets, purchase of stock, merger, amalgamation or otherwise) or (ii) enter into any joint venture or similar transaction outside the ordinary course of business or make any other investment, loan or advance outside the ordinary course of business, except for (a) investments, purchases, transactions, investments, loans and advances described in clauses (i) and (ii) that do not exceed $10 million in the aggregate at any time during the term of this Agreement while this Section 16 is in effect, and (b) investments in and loans and advances to and among the Company and its subsidiaries and cash management activities in the ordinary course of business.

16.3     Capital Expenditures. Without the consent of the Holders of the Required Two-Thirds Percentage, the Company shall not, and shall not permit any of its subsidiaries to, make capital expenditures (including expenditures under capital leases), in any fiscal year in excess of the amount set forth in the Company’s annual budget for such fiscal year plus $5 million.

16.4     Dividends, Repurchases. The Company shall not, without the consent of the Holders of the Required Two-Thirds Percentage, directly or indirectly, redeem, purchase or otherwise acquire, or declare or pay any dividends on, any Capital Stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such Capital Stock or other equity securities), except (i) the purchase of Capital Stock pursuant to this Agreement,

(ii) purchases, redemptions or other acquisitions of Capital Stock from officers, employees and directors and (iii) purchases, redemptions and other acquisitions of Capital Stock so long as the cumulative total of all such purchases, redemptions and other acquisitions under this clause (iii) does not exceed an aggregate of $5 million during the term of this Agreement and during the time this Section 16 is in effect.

16.5     Sale of Assets. Without the consent of the Holders of the Required Two-Thirds Percentage, the Company shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of all or substantially all assets of the Company and its subsidiaries, taken as a whole, in any transaction or series of related transactions in excess of $10 million.

16.6     Significant Transactions. Without the consent of the Holders of the Required Two-Thirds Percentage, the Company shall not (i) merge, consolidate or amalgamate with any company or business other than any merger, consolidation or amalgamation between the Company and a subsidiary in which the Company is the surviving corporation and any merger, consolidation or amalgamation involving only subsidiaries of the Company, (ii) commence substantive discussions with an investment banking firm regarding an Initial Public Offering, (iii) liquidate, dissolve, wind up, effect a voluntary, or take action which would precipitate an involuntary, bankruptcy proceeding, recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes), (iv) dismiss, terminate or remove the Company’s Chief Executive Officer or other members of senior management, or (v) incur indebtedness for borrowed money or provide any guarantee in an amount in excess of $10 million.

16.7     Organizational Documents. Without the consent of the Holders of the Required Two-Thirds Percentage, the Company shall not amend or waive any material provision of the Company’s Certificate of Incorporation or By-laws.

16.8     No Commitments. Without the requisite consent of the Holders as set forth in Section 16.1 through 16.7, the Company shall not commit to take any action prohibited under Sections 16.1 through 16.7.

16.9     Authority of Voting Representatives. The Voting Representative for each Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Designated Holder Group with respect to the giving or withholding of any consent required or permitted by this Section 16.

17.       Several Representations and Covenants of Each Holder. Each Holder severally represents and warrants to the Company and the other Holders that such Holder has the sole right and power to vote and dispose of the Shares held in its name, except as contemplated by this Agreement. Such Holder agrees not to enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to such Shares, other than this Agreement.

18.       Endorsement of Share Certificates. All certificates of Shares of the Company now owned or that may hereafter be acquired by the Holders or any transferee shall be endorsed on the reverse side thereof substantially as follows:

BY THE TERMS OF A STOCKHOLDERS AGREEMENT, CERTAIN RESTRICTIONS HAVE BEEN PLACED UPON THE TRANSFER AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE. NO REGISTRATION OR TRANSFER OF ANY SHARES REPRESENTED BY THIS CERTIFICATE WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS HAVE BEEN COMPLIED WITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER FEDERAL OR STATE SECURITIES LAW (COLLECTIVELY, THE “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS MADE PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES LAWS OR PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF. FURTHER, THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL (1) SUCH SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS, (2) SUCH SHARES ARE DISPOSED OF PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, OR (3) THE HOLDER OF SUCH SHARES PROVIDES PANOLAM HOLDINGS CO. WITH (A) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF SUCH SHARES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES LAWS OR (B) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED DISPOSITION OF SUCH SHARES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES LAWS.

The Company also shall place stop transfer instructions with respect to such Shares in the securities register for such purpose.

19.       Breach. Any Disposition or attempted Disposition in breach of this Agreement shall be void and of no effect. Notwithstanding the foregoing, the Company may treat any such voided Disposition as an Offer pursuant to Section 3.4. In such event, the date of the Offer shall be deemed to be the date that the Company, after its receipt of evidence satisfactory to it that such voided Disposition has occurred, gives written notice of such voided Disposition to the Eligible Offerees. In connection with any such voided Disposition, the Company may hold and refuse to transfer any Shares or certificate therefor tendered for transfer, in addition and without prejudice to any and all other rights and remedies which may be available to the Company and the Holders.

20.       Termination. This Agreement shall terminate automatically upon the earliest to occur of (i) the dissolution of the Company, (ii) the occurrence of any event which reduces the number of Holders to one (1) in accordance with the terms hereof, (iii) the completion of an Initial Public Offering, and (iv) the written approval of the Holders of 90% of the Shares subject to this Agreement; provided, however, that the provisions of Section 8 shall survive such termination to the extent and for the periods set forth therein; and provided, further, that the provisions of Section 5 shall not terminate until such time as Genstar Capital Partners IV, L.P., Sterling Group Partners II, L.P. and Sterling Group Partners II (Parallel), L.P. cease to own any shares of Capital Stock. The Voting Representative of each Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Voting Representative’s Designated Holder Group with respect to the giving or withholding of such approval.

20.1     Voting Representatives. No Voting Representative shall have any liability to any Holder relating to such Voting Representative’s acts or omissions in such capacity, except for liabilities found by a final judgment of a court of competent jurisdiction (not subject to further appeal) to have resulted solely from the willful misconduct of such Voting Representative. By Majority Approval of the Holders included in a Designated Holder Group, the Voting Representative of such Designated Holder Group may be removed and replaced by a successor Voting Representative; provided however, that no change in a Voting Representative shall be effective as against the Company or any Holder or other Voting Representative until the Company and all other Voting Representatives have received written notice thereof, including the name of the successor Voting Representative and its address for purpose of notice under Section 21.6. The Company shall not be responsible for any expenses incurred by any Voting Representative or any Holder included in a Designated Holder Group in connection with the solicitation of any vote, consent or approval by Holders included in a Designated Holder Group.

21.       Miscellaneous Provisions.

21.1     Ultimate Disposition. If a Holder disposes of all of such Holder’s Shares in accordance with this Agreement, such Holder shall cease to be a party to this Agreement or be deemed to be a “Holder” for purposes hereof, and shall have no further rights or obligations hereunder other than liability for any breach of this Agreement occurring prior to the time such Holder ceases to be a party.

21.2     Spouses. The spouses of the individual Holders, by their execution of this Agreement or an Adoption Agreement, (i) evidence that they are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property or similar marital property interests in the Shares that they may now or hereafter own, and (ii) agree that the termination of their marital relationship with any individual Holder for any reason shall not have the effect of removing any Shares otherwise subject to this Agreement from the coverage hereof. Each individual Holder shall cause his or her spouse (and any subsequent spouse) to execute and deliver, within 30 days after the request of the Company, a counterpart of this Agreement or an Adoption Agreement.

21.3     Appointment of Company. Each Holder and such Holder’s spouse, if any, to the extent permitted by law, (i) appoint the Company as their agent and attorney-in-fact to make the Offers and take all actions required under Sections 3.1 through 3.4 and 9 and to execute any required Adoption Agreement on their behalf, and (ii) expressly bind themselves to such Offers and the Company’s execution of any such Adoption Agreement without further action on their part. To the extent permitted by law, such powers-of-attorney granted herein are deemed to be coupled with an interest in the Shares and shall survive the death, disability, bankruptcy or dissolution of such Holder or such Holder’s spouse, if any.

21.4     Changes in Shares. If there is any change in the Shares by way of stock split, reverse stock split, stock dividend, reclassification, merger, amalgamation, consolidation, reorganization, recapitalization, or any other means, then all appropriate adjustments to the provisions hereof shall be made so that the rights and obligations of the parties hereto under this Agreement shall continue with respect to the Shares as so changed.

21.5     Pledged Shares. If any Shares are pledged to a bank or other financial institution (it being recognized that any such pledge constitutes a Disposition pursuant hereto and may be made only upon compliance with this Agreement), and such Shares are to be sold to Eligible Offeree(s), then the Holders and their spouses (if the transferor of such Shares) authorize (i) such bank or other financial institution to deliver certificates representing such shares to the Company against receipt of the Purchase Price therefor, (ii) the Eligible Offeree(s) to make payment of the Purchase Price to such bank or other financial institution for application to any debt secured by any such Shares, and (iii) such bank or other financial institution to apply such Purchase Price so received to any such debt.

21.6     Notices and Other Communications. All notices, requests and other communications required or permitted to be given to the Company, any Holder, the spouse or legal representative of a Holder or any Voting Representative in connection herewith (i) shall be in writing and (ii) may be given either by (a) depositing the same in the United States mail, full postage prepaid, certified or registered with return receipt requested, (b) delivering the same by a nationally recognized air courier service requiring acknowledgment of delivery, full delivery cost paid, (c) delivering the same in person, or (d) sending a facsimile of the same (confirmed by appropriate answer back), confirmed with a copy thereof delivered either by mail or air courier service or in Person as provided herein. Notice shall be deemed to have been duly given and received: (1) at the time delivered by hand, if personally delivered; (2) upon actual receipt (or at the beginning of the recipient’s next business day if not received during recipient’s normal business hours), if sent by facsimile; (3) on the date receipt is acknowledged if delivered by certified mail, full postage prepaid, return receipt requested; and (4) on the next business day if timely delivered to an air courier guaranteeing overnight delivery. For the purposes hereof, the addresses of the parties hereto and the Voting Representatives are as follows: (i) the Company – 20 Progress Drive, Shelton, Connecticut 06484 Attention: Robert J. Muller, Jr.; (ii) the Holders, their spouses and legal representatives — the addresses shown on the securities register of the Company; (iii) the Genstar Holders Voting Representative- c/o Genstar Capital, L.P., Four Embarcadero Center, Suite 1900, San Francisco, California 94111 Attention: Melissa Starritt; and (iv) the Sterling Holders Voting Representative- c/o The Sterling Group, L.P., Eight Greenway Plaza, Suite 702, Houston, Texas 77046 Attention: Hunter Nelson. Any party hereto and any Voting Representative may change such party’s or Voting Representative’s address for the purposes hereof by giving written notice of such change of address in accordance with this Section 21.6.

21.7     Entire Agreement. This Agreement and the Registration Rights Agreement constitute the full understanding of the parties and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede all prior negotiations, understandings and agreements, whether written or oral, between the parties, their Affiliates, their Associates and their respective principals, stockholders, directors, officers, employees, consultants and agents with respect thereto.

21.8     Amendments and Waivers. No alteration, modification, amendment, change or waiver of any provision of this Agreement shall be effective or binding on any party hereto unless the same is in writing and is executed by the Company and the Holders of the Required Two-Thirds Percentage at the time thereof; provided, however, that (i) in no event shall any amendment adversely affect a Holder’s rights and obligations hereunder in a manner different from any other Holder without such Holder’s prior written consent; (ii) in no event shall any amendment adversely affect the rights and obligations hereunder of the Holders within a particular Designated Holder Group in a manner different from the Holders within any other Designated Holder Group without each such Holder’s prior written consent; (iii) in no event shall Section 3.1, Section 4 (as it relates to Section 3.1), Section 6, Section 9, Section 11, Section 20 or this Section 21.8 be altered, modified, amended, changed or waived without the prior written consent of the Holders of 90% of the Shares subject to this Agreement; (it being agreed that the Voting Representative of each Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Voting Representative’s Designated Holder Group with respect to the giving or withholding of such consent); and (iv) the Company may amend this Agreement without the consent of any Holder to cure any ambiguity or to cure, correct or supplement any defective provision contained herein, provided that such action shall not affect adversely the interests of any Holder.

21.9     Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

21.10   Enforceability. This Agreement shall be enforceable by and against the Company, the Holders and their respective spouses, guardians, heirs, legatees, executors, legal representatives, administrators, and permitted successors and assignees.

21.11   No Third-Party Beneficiaries. No Person not a party to this Agreement shall have any rights under this Agreement as a third-party beneficiary or otherwise; provided, however, that the Voting Representatives may rely upon and shall be entitled to the benefits of this Agreement.

21.12   Remedies. Each Holder acknowledges that in the event of any Disposition or attempted Disposition by such Holder in breach of this Agreement, the other parties hereto (i) would be irreparably and immediately harmed by such breach, (ii) could not be made whole by monetary damages alone, and (iii) shall be entitled to temporary and permanent injunctions (or their functional equivalents) to prevent any such breach and/or to compel specific performance with this Agreement, in addition to all other remedies to which such parties may be entitled at law or in equity (in each case, without posting a bond or other security).

21.13   Gender, Number and Person. As used herein, any reference to (i) the masculine, feminine or neuter gender includes the both genders, (ii) the singular or plural number includes the other number, and (iii) a third party includes both natural persons and entities.

21.14   Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of Delaware without reference to the conflict-of-laws provisions thereof.

21.15   Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

21.16   Independent Legal Advice. Each of the Holders and their spouses, as applicable, acknowledge that the Company has recommended to each of them that they obtain individual, independent legal advice concerning the terms of this Agreement and the advisability of entering into this Agreement prior to executing it.

21.17   Limited Liability. Notwithstanding any provision hereof, none of the obligations of any Holder that is an entity or any of their respective Affiliates that is an entity under this Agreement shall be an obligation of any officer, director, member, limited partner or general partner of any of the foregoing entities. Any liability or obligation of any Holder that is an entity arising out of this Agreement shall be limited to and satisfied only out of the assets of such Holder.

21.18   Certain Representations. Each Holder severally represents and warrants to the Company that:

(i)        The acquisition of the Common Shares by such Holder is for such Holder’s own account, is for investment purposes, and is not with a view to, or for offer or sale for the Company in connection with, the distribution of any Common Shares in violation of the Securities Act or any state securities laws (collectively, the “Securities

Laws”). Such Holder is not participating and does not have a participation in any such distribution or the underwriting of any such distribution.

(ii)       Such Holder has no present intention of selling or otherwise disposing of any Common Shares in violation of the Securities Laws.

(iii)      Such Holder is aware that no federal or state governmental authority has neither made any finding or determination as to the fairness of an investment in the Common Shares nor any recommendation or endorsement with respect thereto.

(iv)      Such Holder has had an opportunity to ask questions of the directors and officers of the Company and the management of Panolam related to Panolam’s business, and has received answers satisfactory to it concerning the Common Shares, the Company, and Panolam and has had access to such information regarding the Common Shares, the Company and Panolam as such Holder has deemed necessary in order to make an informed investment decision regarding its investment in the Common Shares.

(v)       Such Holder acknowledges that such Holder must bear the economic risk of its investment in the Company for an indefinite period of time, because the Common Shares have not been registered under the Securities Laws and, therefore, the Common Shares purchased may not be subsequently offered, sold, transferred, pledged or otherwise disposed of unless and until they have been registered under the Securities Laws or exemptions from registration thereunder are available; and such Holder further understands that only the Company can take action to register the Common Shares.

(vi)      Such Holder has been advised that the Company does not expect that Rule 144 under the Securities Act will be available to the Holder for resale of the Common Shares, and that the Company will not be obligated (a) to make the filings and reports or to make available publicly the information that would be required by Rule 144 or (b) to have a public market available to enable sales to be made in “brokers transactions” thereunder, it being understood that the actions in both clauses (a) and (b) are required to permit sales under Rule 144.

(vii)     In addition to compliance with the restrictions on resale under applicable Securities Laws to which the Common Shares may be subject, within a prescribed time period following a purchase of the Common Shares the Company may be required to file with the applicable securities regulatory authorities a report with respect to the purchase along with the applicable fee, which report will list, among other things, the name and residence of the purchaser as well as details concerning the purchase.

(viii)    The Company will place stop transfer instructions with respect to the Common Shares purchased in the Company’s share transfer records to provide notice of the restrictions on the resale or distribution thereof imposed by the Securities Laws and this Agreement.

(ix)       The legends and stop transfer instructions described herein will be placed on any new certificates or other documents issued upon presentment by such Holder of certificates or other documents for transfer.

(x)        Such Holder has all power and authority, to execute, deliver and perform its obligations under this Agreement.

(xi)       Such Holder is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

(xii)      Such Holder is not a “holding company”, a “subsidiary company” or an “affiliate” of a “holding company”, or an “affiliate of a “subsidiary company” of a “holding company”, in each case as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

21.19   Termination of Merger Agreement. Except for this Section 21.19 which shall be effective as of the date hereof, this Agreement shall be effective on the Effective Date. If the Merger Agreement is terminated prior to the closing of the transactions contemplated thereby, this Agreement shall terminate and be of no further force or effect.

This Agreement is executed by the Company, by each Holder, and by the spouse (if any) of each Holder to be effective as of the Effective Date.

COMPANY:

PANOLAM HOLDINGS CO.

By:	/s/ Robert J. Muller, Jr.
Name: Robert J. Muller, Jr.
Title: Chief Executive Officer

Date of execution: September 30, 2005

[SIGNATURE PAGE – PANOLAM STOCKHOLDERS AGREEMENT]

HOLDERS

Name and Signature		Common Shares To Be Owned at the Effective Date	Date of Execution

“GENSTAR HOLDERS GROUP”

Genstar Capital Partners IV, L.P.		Shares of Common Stock	September 30, 2005

By: Genstar Capital IV, L.P., General Partner
By: Genstar IV GP LLC, General Partner

By:	/s/ Darren J. Gold
Name: Darren J. Gold
Title: Principal

Stargen IV, L.P.		Shares of Common Stock	September 30, 2005

By: Genstar Capital IV, L.P., General Partner
By: Genstar IV GP LLC, General Partner

By:	/s/ Darren J. Gold
Name: Darren J. Gold
Title: Principal

“STERLING PARTNERS HOLDERS GROUP”

Sterling Group Partners II, L.P.		Shares of Common Stock	September 30, 2005

By:	Sterling Group Partners II GP, L.P., General Partner

By:	Sterling Group Investments, L.L.C. General Partner

By:	/s/ John D. Hawkins
Name: John D. Hawkins
Title: Authorized Manager

“STERLING PARALLEL HOLDERS GROUP”

Sterling Group Partners II (Parallel), L.P.		Shares of Common Stock	September 30, 2005

By:	Sterling Group Partners II GP, L.P., General Partner

By:	Sterling Group Investments, L.L.C. General Partner

By:	/s/ John D. Hawkins
Name: John D. Hawkins
Title: Authorized Manager

DWIGHT INVESTMENTS, LP

HOLDER:

By:	/s/ Herbert M. Dwight
Name: Herbert M. Dwight
Address:	1313 West Dry Creek Road
Healdsburg, California 95448

SPOUSE:

By:
Name:

HOLDER:

By:	/s/ John W. Salisbury, Jr.
Name: John W. Salisbury, Jr.
Address:	128 Palo de Oro Drive
Islamorada, FL 33036

SPOUSE:

By:
Name:

HOLDER:

By:	/s/ Thomas C. Hunt
Name: Thomas C. Hunt
Address:	771 W. Ferry Street
Buffalo, NY 14222

SPOUSE:

By:
Name:

HOLDER:

By:	/s/ Lee H. Hess
Name: Lee H. Hess
Address:	324 N. Drexel Ave.
Bexley, OH 43209

SPOUSE:

By:
Name:

HOLDER:

By:	/s/ Michael L. Hunt
Name: Michael L. Hunt
Address:	58 Cornertown Road
Chambersburg, PA 17201

SPOUSE:

By:
Name:

HOLDER:

By:	/s/ Reymond Kent Wallace
Name: Reymond Kent Wallace
Address:	Eight Greenway Plaza, Suite 702
Houston, TX 77046

SPOUSE:

By:	/s/ Mollie Phelan Wallace
Name:	Mollie Phelan Wallace

HOLDER:

By:	/s/ Robert J. Muller, Jr.
Name: Robert J. Muller, Jr.
Address:	52 Crosswicks Ridge Road
Wilton, CT 06897

SPOUSE:

By:	/s/ Mary E. Muller
Name:	Mary E. Muller

HOLDER:

By:	/s/ Stephen C. Feuring
Name: Stephen C. Feuring
Address:	21 Post Falls Lane
Hamden, CT 06518

SPOUSE:

By:	/s/ Deborah E. Feuring
Name:	Deborah E. Feuring

HOLDER:

By:	/s/ Richard Stoll
Name: Richard Stoll
Address:	45 Riverside Drive
Milford, CT 06461-3917

SPOUSE:

By:	/s/ Karen L. Stoll
Name:	Karen L. Stoll

HOLDER:

By:	/s/ Jeffrey M. Muller
Name: Jeffrey M. Muller
Address:	16 Baldwin Hill Road
Litchfield, CT 06759

SPOUSE:

By:	/s/ Melissa M. Muller
Name:	Melissa M. Muller

EXHIBIT “A”
ADOPTION AGREEMENT (form)

This Adoption Agreement (“Adoption”) is executed pursuant to the terms of Panolam Holdings Co. Stockholders Agreement effective as of September 30, 2005, a copy of which is attached hereto and is incorporated herein by reference (the “Stockholders Agreement”), by the undersigned (“New Holder”) executing this Adoption. By the execution of this Adoption, New Holder agrees as follows:

1.         Acknowledgment. New Holder acknowledges that (i) New Holder is acquiring the Shares of Panolam Holdings Co., a Delaware corporation (the “Company”) described on Attachment I (the “Shares”) subject to the terms and conditions of the Stockholders Agreement and (ii) upon execution and delivery of this Adoption, New Holder shall be deemed a “Holder” under the Stockholders Agreement and shall have all of the rights and obligations of a “Holder” under the Stockholders Agreement.

2.         Agreement. New Holder (i) agrees that the Shares acquired by New Holder shall be bound by and subject to the terms of the Stockholders Agreement, and (ii) hereby adopts the Stockholders Agreement with the same force and effect as if New Holder were originally a party thereto.

3.         Notice. Any notice required or permitted by the Stockholders Agreement shall be given to New Holder at the address listed beside New Holder’s signature below.

4.         Joinder. The spouse of the undersigned New Holder, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interests and to bind such spouse’s community interest, if any, in any shares of the capital stock of the Company, to the terms of the Stockholders Agreement.

[To be included if New Holder is acquiring the Shares pursuant to Sections 6.4 of the Stockholders Agreement or is required under Section 7 of the Stockholders Agreement]

5.         Voting. New Holder hereby agrees to grant to [insert name of the transferor] and his, her or its successors and assigns, with full power of substitution (the “Designated Proxy”) upon demand, one (1) or more proxies to vote all of New Holder’s Shares, and that the Designated Proxy may demand and exercise such proxies at any time to vote all of such Shares. The agreement by New Holder to grant such proxies pursuant to this Adoption is coupled with an interest and is given to secure the performance of such Holder’s obligations under the Stockholders Agreement. Such agreement to grant proxies shall be, to the extent permitted by law, irrevocable until the termination of the Stockholders Agreement and to the extent permitted by law, shall survive the death, incompetency, disability or bankruptcy of New Holder and shall bind any subsequent holders of the Shares of New Holder. The Designated Proxy, the Company and all of the Holders (as defined in the Stockholders Agreement) shall be entitled to rely upon New Holder’s agreements in this Section 5, and New Holder agrees to execute and deliver to the

Company or the Designated Proxy such further instruments or agreements reasonably requested by either of them to evidence New Holder’s agreements herein.

EXECUTED AND DATED this the                    day of                       , 20      .

NEW HOLDER:

By:
Address:

SPOUSE:

By:

Agreed to on behalf of the Company and all Holders and their respective spouses pursuant to Section 21.3 of the Stockholders Agreement.

PANOLAM HOLDINGS CO. (for itself and as Attorney-in-Fact for the Holders)

By:
Name:
Title:

2

ATTACHMENT I

Class of Shares	Number of Shares

3